Exhibit 4

MASTER SEPARATION AGREEMENT

MASTER SEPARATION AGREEMENT, dated as of October 15, 2003 (this “Agreement”), by and among Price Legacy Corporation, a Maryland corporation (the “Company”), and each of the individuals listed on the signature page hereto as Executives (the “Executives”).  The Company, on the one hand, and the Executives, on the other hand, are each referred to herein sometimes as a “Party” and collectively as the “Parties.”

WHEREAS, in connection with the execution and delivery of this Agreement, each of the Executives will resign from all of his positions with the Company (the “Resignations”) and the Company and each of the Executives will enter into a Resignation and Release Agreement in the form attached hereto as Exhibit A (collectively, the “Resignation and Release Agreements”); and

WHEREAS, in connection with the Resignations, the Company has agreed to provide certain benefits and make certain ongoing arrangements with the Executives on the terms and in the manner set forth herein.

NOW THEREFORE, in consideration of the above premises and mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, and subject to the terms and conditions stated herein, the Parties hereby agree as follows:

SECTION 1.           Resignation and Release Agreements.  The Company hereby accepts the Resignations, and the Company and each of the Executives agree to enter into a Resignation and Release Agreement.

SECTION 2.           Excel Centre Office Building.

SECTION 2.1.   Pursuant to a Sublease Agreement in the form attached hereto as Exhibit B (the “Sublease Agreement”), the Company shall sublease to Excel Centre Partners, LLC, a California limited liability company of which the Executives are members (“Excel Center Partners”), all of its right, title and interest as lessee under that certain Master Lease Agreement by and between the Company and Rose Canyon Business Park LP (“Rose Canyon”) dated as of December 12, 2000 (the “Leasehold Interest”), including the Company’s interest in the Park Terrace Property Owners’ Association and in the management services fees received by Tenant First Real Estate Services, Inc., which lease relates to the Excel Centre office building located at 17140 Bernardo Center Drive, San Diego, California 92128 (the “Building”).

SECTION 2.2.   To the extent the sublease contemplated in Section 2.1 shall require the consent or waiver of any other party, neither this Agreement nor the Sublease Agreement shall constitute an agreement to assign such Leasehold Interest without such consent or waiver.  If any consent or waiver is not obtained, the Company shall, at the Executives’ expense, cooperate in any reasonable arrangement requested by the Executives and designed to provide the Executives with the benefit of the Leasehold Interest (and all associated obligations or liabilities).  The Executives agree to indemnify, hold harmless and defend the Company from and against any and all liabilities, obligations, claims or expenses of whatever kind resulting from or related to the Leasehold Interest and the assignment and arrangements contemplated by this Section 2.2.

SECTION 2.3.   Pursuant to an Option Agreement in the form attached hereto as Exhibit C (the “Executive Option Agreement”), the Company shall grant to Excel Centre Partners the right to purchase from the Company all of its right, title and interest in the Building and in that certain Promissory Note executed by Rose Canyon in favor of the Company on December 12, 2000 (collectively, the “Executive Option”), which the Company will obtain upon the exercise by the Company of its rights under the Option Agreement between the Company and Rose Canyon dated as of December 12, 2000 or upon the exercise by Rose Canyon of its rights under the Put Option Agreement between the Company and Rose Canyon dated as of December 12, 2000.

SECTION 2.4.   Pursuant to a Sublease Agreement in the form attached hereto as Exhibit D (the “Premises Sublease Agreement”), Excel Centre Partners, as sublandlord, shall lease to the Company, as subtenant, certain mutually agreed upon space in the Building for continued use by the Company as its corporate headquarters.

SECTION 2.5.   The Executives shall pay, or cause to be paid, prior to December 1, 2003, the Letter of Credit Fee, as such term is defined in that certain Reimbursement Agreement by and between San Diego Nation Bank and Price Legacy dated December 12, 2000, as such agreement may have been amended or modified prior to the date hereof.

SECTION 2.6.   The Company and the Executives have obtained the consent of Rose Canyon and San Diego National Bank to the transactions contemplated by this Section 2.

SECTION 2.7.   As consideration for the sublease of the Leasehold Interest and the grant of the Executive Option, the Executives agree that the Company shall have the right to withhold $2,872,228 of the Stock Purchase Price (as defined below).

SECTION 3.           Redhawk II Land.

SECTION 3.1.   Pursuant to a Grant Deed in the form attached hereto as Exhibit E (the “Grant Deed”), the Company shall grant to Kausay Holdings, LLC, a California limited liability company of which the Executives are members (“Kausay Holdings”), the Property (as defined in the Grant Deed) (such property, the “Redhawk II Land”).

SECTION 3.2.   Pursuant to an Agreement in the form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”), the Company shall, among other things, transfer and assign to Kausay Holdings, and Kausay Holdings shall, among other things, accept from the Company, all other personal property related the Redhawk II Land.

SECTION 3.3.   As consideration for the grant of the Redhawk II Land and related personal property, (a) the Executives agree that the Company shall have the right to withhold $4,507,828 of the Stock Purchase Price and (b) the Executives shall make a cash payment to the Company in the amount of $231,636.

SECTION 3.4.   The Executive’s agree to reimburse the Company for any additional expenses of the Company related to the Redhawk II Land that have been incurred by the Company prior to the date hereof and that are being processed by the Company on the date hereof.  The Company agrees to provide notice to the Executives of any such expenses promptly upon the Company becoming aware of their existence.

SECTION 4.           Share Purchase.

SECTION 4.1.   Pursuant to a Common Stock Purchase Agreement in the form attached hereto as Exhibit G (the “Stock Purchase Agreement”), the Company shall purchase from Gary B. Sabin and the other parties listed on the signature page thereto 2,267,000 shares of the Company’s outstanding common stock held by Mr. Sabin and such other parties at a purchase price equal to $4.00 per share, for an aggregate purchase price of $9,068,000 (as adjusted for changes in the Company’s common stock by stock split, stock dividend or the like occurring after the date hereof, the “Stock Purchase Price”).

SECTION 4.2.   As set forth in the Stock Purchase Agreement, a portion of the Stock Purchase Price will be withheld by the Company and applied to reduce the payments owing by the Executives to the Company under Sections 2.7 and 3.3 above.  For the avoidance of doubt, the Parties agree that the Stock Purchase Price shall be allocated in accordance with Schedule 1 attached hereto.

SECTION 5.           Deliveries.

SECTION 5.1.   At or prior to the execution of this Agreement, the Company shall deliver, or shall cause to be delivered, to the Executives the following:

(a)     the Resignation and Release Agreements, signed by the Company;

(b)     the Sublease Agreement, signed by the Company;

(c)     the Executive Option Agreement, signed by the Company;

(d)     the Premises Sublease Agreement, signed by the Company;

(e)     the Grant Deed, signed by the Company;

(f)     the Assignment and Assumption Agreement, signed by the Company; and

(g)     the Stock Purchase Agreement, signed by the Company.

SECTION 5.2.   At or prior to the execution of this Agreement, the Executives shall deliver, or shall cause to be delivered, to the Company the following:

(a)     the Resignation and Release Agreements, signed by each of the Executives;

(b)     the Sublease Agreement, signed by Excel Centre Partners;

(c)     the Executive Option Agreement, signed by Excel Centre Partners;

(d)     the Premises Sublease Agreement, signed by Excel Centre Partners;

(e)     the Grant Deed, signed by Kausay Holdings;

(f)     the Assignment and Assumption Agreement, signed by Kausay Holdings;

(g)     a cash payment in the amount of $231,636 as required by Section 3.3; and

(h)     the Stock Purchase Agreement, signed by Gary B. Sabin and the other parties listed on the signature page thereto.

SECTION 6.           Public Announcements.  The Parties shall not make, or cause to be made, any press releases or public announcements in respect of this Agreement or the transactions contemplated hereby without prior notification of the other, and the Parties shall cooperate as to the timing and content of any such announcement.

SECTION 7.           Disparaging Comments.  In accordance with normal ethical and commercial standards, prior to and following the date of this Agreement, each of the Company and the Executives shall, and shall cause each of their subsidiaries and affiliates, and use reasonable efforts to cause each of its directors, officers and employees, to, refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the other Party and its subsidiaries, affiliates, agents and former and current directors, officers and employees or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of such Party, its subsidiaries or its affiliates.  Each of the Company and the Executives shall, and shall cause their respective subsidiaries and affiliates to, take reasonable steps to advise actively employed executive officers of such Party and its subsidiaries and affiliates, and members of their respective boards of directors, not to disparage or defame the reputation of such other Party.

SECTION 8.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested (if also sent by facsimile if available at the office of the recipient), as follows:

If to the Executives, addressed to:

Kausay Holdings, LLC
17140 Bernardo Center Drive, Suite 310
San Diego, California 92128

Attention: S. Eric Ottesen
Fax:	(858) 487-9890

If to the Company, addressed to:

Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300
San Diego, California 92128
Attention: Chief Executive Officer
Fax:	(858) 675-9405

Any Party, by notice given in accordance with this Section 8 to the other Parties, may designate another address or person for receipt of notices hereunder.

SECTION 9.           Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the Parties or in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein.  No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

SECTION 10.         Governing Law; Enforcement.

SECTION 10.1.   This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of California applicable to agreements made and to be performed entirely within such State (without giving effect to any conflict of laws principles which might require application of the law of a different jurisdiction).

SECTION 10.2.   Each of the Parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of California or a California state court.

SECTION 11.         Further Assurances.  In addition to the covenants and agreements provided for in this Agreement, after the date hereof, each Party shall, and shall cause its affiliates to, from time to time, at the request of any other Party and without further cost or expense to such requesting Party, execute and deliver such other documents, instruments or agreements as are necessary or advisable to carry out the transactions contemplated by this Agreement.

SECTION 12.         Binding Effect; No Assignment; No Third Party Beneficiaries.  Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties.  Any assignment or attempted assignment in violation of the foregoing shall be void.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 13.         Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties.

SECTION 14.         Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 15.         Severability.  If any term or other provision of this Agreement shall be deemed invalid, illegal or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 16.         Survival.  All representations, warranties, covenants and agreements of the Parties shall survive the consummation of the transactions contemplated by this Agreement.

SECTION 17.         Entire Agreement.  This Agreement and the other instruments or agreements entered into in connection with this Agreement or the transactions contemplated hereby constitute the entire agreement between the Parties hereto and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

SECTION 18.         Interpretation; Absence of Presumption.  As used in this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, paragraph, Exhibit and Schedule references are to the Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

SECTION 19.         Expenses. Unless otherwise indicated in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such costs and expenses.

SECTION 20.         Specific Enforcement.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, subject to Section 9 hereof, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the date first above written.

PRICE LEGACY CORPORATION

By:	/s/ JACK MCGRORY
Name: Jack McGrory
Title: Chief Executive Officer

THE EXECUTIVES

/s/ GARY B. SABIN
Gary B. Sabin

/s/ RICHARD B. MUIR
Richard B. Muir

/s/ GRAHAM R. BULLICK
Graham R. Bullick, Ph.D.

/s/ S. ERIC OTTESEN
S. Eric Ottesen